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FORM 4              UNITED STATES SECURITIES AND EXCHANGE COMMISSION
-------                         WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
         Section 17(a) of the Public Utility Holding Company Act of 1935
             or Section 30(f) of the Investment Company Act of 1940

[ ]CHECK THIS BOX IF NO LONGER                  --------------------------------
   SUBJECT TO SECTION 16. FORM 4 OR                       OMB APPROVAL
   FORM 5 OBLIGATIONS MAY CONTINUE.             --------------------------------
   SEE INSTRUCTION 1(B)                         OMB Number:            3235-0287
(Print or Type Responses)                       Expires:      September 30, 1998
                                                Estimated average burden
                                                hours per response.........  0.5
                                                --------------------------------

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1.  Name and Address of Reporting Person*

    Trenk     Alvin            S
   ---------------------------------
   (Last)    (First)        (Middle)

    c/o TKSS,         44 Aspen Drive
    ---------------------------------
                        (Street)

    Livingston   NJ          07039
    ---------------------------------
    (City)     (State)       (zip)

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2.  Issuer Name and Ticker or Trading Symbol
    TechSys, Inc. (TKSS)

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3. IRS Identification Number of Reporting
   Person, if an entity (Voluntary)

   ---------------

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4.  Statement for Month/Year
                 October 2000
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5.  If Amendment, Date of Original
                  (Month/Year)
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6.  Relationship of Reporting Person(s) to Issuer
                (Check all Applicable)
    [X] Director                [X] 10% Owner
    [ ] Officer (give title     [ ] Other (specify
                 below)                    below)

                ---------------------
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7.  Individual or Joint/Group Filing
    (Check Applicable Line)
    [X] Form filed by One Reporting Person
    [ ] Form filed by More than One Reporting Person

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           TABLE I-- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED
--------------------------------------------------------------------------------

1.  Title of Security   2. Trans-   3. Trans-    4.  Securities Acquired (A)    5.  Amount of      6. Owner-   7. Nature of
     (Instr. 3)            action      action        or Disposed of (D)             Securities        Ship        Indirect
                           Date        Code          (Instr. 3, 4 and 5)            Beneficially      Form:       Beneficial
                           (Month/    (Instr.8)                                     Owned at          Direct      Ownership
                           Day/                                                     End of Month      D)or
                           Year)    --------------------------------------------                      Indirect
                                                                                    (Instr.3 and      (I)
                                                                                         4)           (Instr. 4)  (Instr. 4)
                                                          (A) or
                                     Code   V     Amount  (D)       Price
----------------------- ----------- ----- ------ -------- ------ -----------    ------------------ ----------- --------------

Common Stock            11/1/99     P            5000        A      2.4375                              D
----------------------- ----------- ----- ------ -------- ------ -----------    ------------------ ----------- --------------

Common Stock            11/15/99    P            9000        A      2.4375                              D
----------------------- ----------- ----- ------ -------- ------ -----------    ------------------ ----------- --------------

Common Stock            12/02/99    P            5000        A      2.4375                              D
----------------------- ----------- ----- ------ -------- ------ -----------    ------------------ ----------- --------------

Common Stock            12/03/99    P            2500        A      2.4375                              D
----------------------- ----------- ----- ------ -------- ------ -----------    ------------------ ----------- --------------

Common Stock            12/22/99    P            10000       A      2.4375                              D
----------------------- ----------- ----- ------ -------- ------ -----------    ------------------ ----------- --------------

Common Stock            10/04/00    P     V      8600        A      8.5275                              D
----------------------- ----------- ----- ------ -------- ------ -----------    ------------------ ----------- --------------

Common Stock            10/05/00    P     V      8000        A      8.375         1,575,600             D
----------------------- ----------- ----- ------ -------- ------ -----------    ------------------ ----------- --------------
-----------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, SEE Instruction 4(b)(v).

Potential persons who are responsible to the collection of information contained in this form are not required to respond unless the form displays a currently
valid OMB control number.                                 (Over) SEC 1474 (7-97)



                                                     Continued on following page

Continued from previous page



FORM 4 (CONTINUED)


  TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)





---------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative   2. Conver-  3. Trans-  4. Trans-   5. Number of Deriv-  6.Date Exer-     7. Title and Amount of
   Security                 sion or     action     action      ative Securities    cisable and       Underlying Securities
   (Instr. 3)               Exercise    Date       Code        Acquired (A) or     Expiration        (Instr. 3 and 4)
                            Price of                           Disposed of (D)     Date
                            Deri-       (Month/ (Instr.8)      (Instr. 3, 4 and    (Month/Day/
                            vative       Day/                   5)                  Year)
                            Security     Year)
                                                ---------------------------------------------------------------------------
                                                Code   V       (A)        (D)    Date      Expira-    Title     Amount or
                                                                                 Exer-     tion                 Number of
                                                                                 cisable   Date                 Shares
---------------------------------------------------------------------------------------------------------------------------


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8. Price of Derivative Security
    (Instr. 5)
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9. Number of derivative Securities Beneficially Owned at End of Month (Instr.4)
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10. Ownership Form of Derivative Security: Direct (D) or
    Indirect (I) (Instr. 4)
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11. Nature of Indirect Beneficial Ownership (Instr. 4)
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Explanation or Responses:




** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


____________________________________                       ____________________
** Signature of Reporting Person                               Date


Note:File three copies of this Form, one of which must be manually signed.
     If space is insufficient, SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
                                                                          Page 2
                                                                 SEC 1474 (7-97)